Exhibit 99.1

CAPITAL BANK FINANCIAL CORP. REPORTS THIRD-QUARTER 2012 RESULTS

Coral Gables, Fla. (Oct. 23, 2012) - Capital Bank Financial Corp. (Nasdaq: CBF) today reported third quarter 2012 net income of $37.8 million, or $0.75 per diluted share, compared with net income of $6.4 million or $0.12 per diluted share, for the second quarter of 2012 and net income of $3.7 million, or $0.07 per diluted share, for the third quarter of 2011. Results for the third quarter of 2012 included a tax benefit of $34.0 million related to an increase in our deferred tax asset resulting from an improvement in forecasted tax deductible losses from acquired loans and gains on securities sales of $4.9 million, offset by $4.7 million of merger and conversion related expense, $4.2 million of non-cash equity compensation and $2.9 million of early debt extinguishment expense. Excluding these items, net income for the third quarter of 2012 was $8.7 million or $0.19 per diluted share. On a similar basis, net income for the second quarter of 2012 was $9.7 million.  The reconciliation of Non-GAAP measures, which we believe facilitates assessment of the Company’s banking operations and peer comparability, is included in tabular form at the end of this release.

Gene Taylor, Chairman and Chief Executive Officer of Capital Bank, commented, “Since the beginning of the third quarter, we have completed our initial public offering, which raised approximately $90 million in growth capital for the Company, and reorganized our subsidiaries into a single holding company. We also closed the acquisition of Southern Community Financial Corporation (“Southern Community”) on October 1, 2012 which strengthened our North Carolina footprint with the addition of 22 well-situated branches, a talented employee base and important customers.

“During the third quarter, our tangible book value benefitted from the increase in our deferred tax assets. On a pro forma basis, assuming the acquisition of Southern Community was completed on September 30, 2012, we estimate that tangible book value per share at the end of the third quarter increased between $0.62 and $0.82 to $17.60 to $17.80, pending final purchase accounting, from $16.98 on June 30, 2012 on a pro forma basis, giving effect to the initial public offering, the reorganization and the Southern Community acquisition. Additionally, this range does not include the incremental $2.67 per share that we estimated would be accretive to our tangible book value if we were marked to fair value at June 30th.”

Operating and financial highlights since the start of the quarter include the following:

•
Substantially concurrent with the Company’s initial public offering, which raised net proceeds for the Company of approximately $90 million, we reorganized our former subsidiaries, TIB Financial Corp., Capital Bank Corporation and Green Bankshares, Inc., into a single holding company.

•
New loan originations for the quarter totaled $172.5 million, 60.1% of which were commercial loans, demonstrating continued execution of our organic growth and portfolio diversification strategies. In addition to our originations, planned reductions occurred in both criticized and classified loans and in non-strategic commercial real estate portfolios totaling $112.2 million. Commercial real estate represented 32% of our portfolio as of September 30, 2012, a decrease of 15% from December 31, 2011. In total, loans decreased by $118.8 million from the end of the second quarter to $4.1 billion at the end of the third quarter.

•
Core deposits (total deposits minus time deposits) were flat during the third quarter as strong growth in Florida and the Carolinas was offset by reductions in the Tennessee market, where branch operations and product offerings are being realigned to meet Capital Bank strategies and objectives. Core deposits now represent 63% of total deposit funding and total deposits increased to 96.4% of total funding compared to 95.1% the prior quarter.

•
Capital Bank, N.A. ended the third quarter with a tier 1 leverage ratio of 12.0%, in excess of regulatory requirements, and Capital Bank Financial Corporation held $234.5 million in cash and cash equivalents at the holding company.

•
Subsequent to the end of the third quarter, on October 1, 2012, we acquired Southern Community, repaid approximately $47 million in outstanding TARP preferred stock and warrants, and merged Southern Community Bank and Trust into our bank subsidiary, Capital Bank, N.A.  Southern Community’s 22 branches are now operating under the Capital Bank brand, and systems conversion will take place in the fourth quarter of this year.  At the end of the third quarter, Southern Community had total assets of $1.4 billion, gross loans of $0.9 billion and total deposits of $1.1 billion.

“Our third-quarter results reflected some seasonal softness in loan demand compared with the second quarter and the impact of historically low interest rates on asset yields,” remarked Chris Marshall, Chief Financial Officer of Capital Bank. “As a result of our diligent emphasis on credit quality, we remain confident in our overall credit loss estimates, although continued refinement of specific problem asset resolution plans resulted in third-quarter charges including $7.2 million in OREO expenses and valuation adjustments (net of gains on disposition and FDIC indemnification income) and $4.7 million of impairments to legacy loans.

“Looking ahead, we are fully focused on increasing the Company’s profitability. We have initiatives under way intended to grow earning assets and boost fee income organically, and to improve our efficiency ratio. Additionally, we continue to evaluate acquisition opportunities that meet our strategic and financial objectives.”

Financial Discussion

The Company’s banking operations began with the acquisitions of three banks from the FDIC on July 16, 2010 and subsequently included the acquisitions of TIB Financial Corp. on September 30, 2010, Capital Bank Corporation on January 28, 2011, Green Bankshares, Inc on September 7, 2011 and Southern Community on October 1, 2012. Accordingly, operating results for the three and nine months ended September 30, 2011 are not generally comparable to the current year operations.

Loan Portfolio Composition

At September 30, 2012, commercial real estate loans were 32% of the total portfolio, down from 35% at December 31, 2011, consistent with our portfolio diversification strategy.

The relative composition of our loan portfolio was as follows:

	September 30, 2012	December 31, 2011
Commercial real estate	32%	35%
Commercial	36%	32%
Consumer	30%	31%
Other	2%	2%
Total	100%	100%

Net Interest Income

Net interest income for the third quarter of 2012 decreased by approximately $3.0 million, or 4.7%, to $60.3 million, from $63.3 million for the second quarter of 2012 and increased $6.1 million, or 11.3%, from the third quarter of 2011. The main driver of the decline in net interest income for the quarter was the reduction in interest earning assets, which fell to $5.4 billion from $5.6 billion, led by problem loan resolutions and strategic repayments, as noted above, partially offset by continuation of a deleveraging strategy, which reduced wholesale borrowings by approximately $67.5 million.

Additionally, the net interest margin contracted 15 basis points to 4.45% for the third quarter of 2012 from 4.60% for the second quarter due to pressure on earning asset yields from the low-interest rate environment.  Loan yields declined to 6.28% from 6.37% as new originations for the quarter were booked at a weighted-average yield of 4.5%. Securities yields declined to 1.63% from 1.96%. Earning asset yield pressure was partially offset by a decline in cost of funds to 0.71% from 0.72%, due to growth in the relative proportion of, and reduced costs of, core deposits.

Non-Interest Income

Non-interest income increased $8.3 million to $20.4 million for the third quarter of 2012 from $12.2 million for the second quarter and increased $8.0 million from $12.4 million for the third quarter of 2011. For the third quarter of 2012, the Company had increased investment securities gains of $4.0 million, legal and insurance settlement gains of $3.5 million and an FDIC indemnification asset accretion increase of $1.0 million.

During the third quarter, fees (consisting of service charges, debit card income and fees on mortgage loans sold) declined to $9.1 million from $10.1 million, reflecting strength in mortgage lending offset by a reversal of $0.9 million of prior-quarter fees which were charged-off during the second quarter and lower deposit service charges largely due to closed accounts in Tennessee.

Provision for Loan Losses and Credit Quality

The provision for loan losses of $5.8 million recorded for the third quarter of 2012 includes approximately $4.7 million related to impairment of acquired impaired loan pools and a $1.1 million provision for newly originated loans (including the impact of the reversal of charge-offs of $0.9 million related to a reversal of deposit service charge fees). The $4.7 million impairment primarily reflects declines in appraised values and lower expectations for future cash flows from residential, construction and land loans in Southeast Florida and South Carolina. Since our first acquisition in 2010, we have cumulatively recognized $38.4 million in provisions for legacy acquired impaired loan pools that have performed below expectations.

The provision for newly originated loans served to increase the allowance to 1.05% of $1.2 billion in originated loans outstanding. Net recoveries for newly originated loans were $0.3 million for the third quarter.

During the third quarter, non-performing loans declined from 8.4% to 8.3% of total loans as acquired impaired loans greater than 90 days past due declined by $11.2 million to $326.5 million and nonaccrual loans declined by 10.8% to $11.2 million.

Non-Interest Expense

Non-interest expense increased to $69.5 million for the third quarter of 2012 from $58.6 million for the second quarter and from $48.8 for the third quarter of 2011. The main driver of the increase for the quarter was an increase of $4.5 million in OREO related costs; $2.9 million resulting from the prepayment of all our remaining FHLB advances; a $2.1 million increase in merger and conversion related expenses and a $1.8 million legal settlement.  Compensation related costs declined $0.3 million as the Company continues to rationalize excess capacity. At the end of the third quarter, headcount was reduced by 138 people from the end of the prior quarter.

Financial Position

During the third quarter of 2012, total assets decreased by $66.7 million to $6.2 billion as of September 30, 2012 from $6.3 billion as of June 30, 2012.

Total shareholders’ equity increased by $132.4 million during the quarter to $1.2 billion at September 30, 2012, primarily as a result of our initial public offering and the tax benefit discussed above. Tangible book value per share was $18.26 per common share as of September 30, 2012.

The Company’s national bank subsidiary, Capital Bank N.A., reported Tier 1, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.0%, 17.4% and 18.8%, respectively, as of September 30, 2012.

Conference Call

The Company will host a conference call today at 11:00 a.m. Eastern Time.  The number to call for this interactive teleconference is (719) 325-2329, and the confirmation pass code is 5632047. Please dial in 10 minutes prior to the beginning of the call.  A live broadcast of the conference call will be available online at the Company’s web site at www.capitalbank-us.com, by following the link to Investor Relations. A telephonic replay of the conference call will be available through November 5, 2012, by dialing (719) 457-0820 and entering pass code 5632047.  An on-line replay of the call will be available at the same site for 90 days.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. CBF is the parent of Capital Bank N.A., a national banking association with approximately $7.5 billion in total assets and 165 full-service banking offices throughout Florida, North Carolina, South Carolina, Tennessee and Virginia.  To learn more about Capital Bank, N.A., please visit www.capitalbank-us.com.

Forward Looking Statements

Information in this press release contains forward-looking statements.  Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in the prospectus filed by us with the Securities and Exchange Commission.  Any or all of our forward-looking statements in this press release may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to statements regarding: (1) changes in general economic and financial market conditions; (2) changes in the regulatory environment; (3) economic conditions generally and in the financial services industry; (4) changes in the economy affecting real estate values; (5) our ability to achieve loan and deposit growth; (6) the completion of our future acquisitions or business combinations and our ability to integrate the acquired business into our business model; (7) projected population and income growth in our targeted market areas; and (8) volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.  All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CAPITAL BANK FINANCIAL CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands, except per share data)

	For the Quarter Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Interest and dividend income	$69,438	$72,893	$74,141	$74,341	$63,723
Interest expense	9,104	9,548	10,289	10,761	9,506
NET INTEREST INCOME	60,334	63,345	63,852	63,580	54,217

Provision for loan losses	5,771	6,608	5,376	16,790	11,846

NON-INTEREST INCOME:
Service charges on deposit accounts	5,058	6,332	5,991	6,064	3,256
Debit card income	2,442	2,589	2,761	2,847	1,623
Fees on mortgage loans sold	1,612	1,205	1,103	942	669
Investment advisory and trust fees	85	142	152	196	442
FDIC indemnification asset accretion	850	(164)	322	2,428	2,341
Investment securities gains, net	4,918	933	2,759	1,780	2,940
Other-than-temporary impairment losses on investments:
Gross impairment loss	-	(38)	(6)	-	-
Less: Impairments recognized in other comprehensive income	-	-	-	-	-
Net impairment losses recognized in earnings	-	(38)	(6)	-	-

Gain on extinguishment of debt	-	-	-	-	-
Other income	5,482	1,180	1,741	1,755	1,128
Total non-interest income	20,447	12,179	14,823	16,012	12,399

NON-INTEREST EXPENSE:
Salaries & employee benefits	25,202	25,535	30,144	26,237	20,818
Net occupancy expense	10,985	10,901	10,551	10,371	7,428
Foreclosed asset related expense	9,649	5,150	4,207	4,348	5,584
Conversion and merger related expenses	3,894	1,757	1,288	1,092	1,779
Professional fees	5,069	4,855	5,342	4,245	4,068
Loss (gain) on extinguishment of debt	2,946	-	321	-	(416)
Legal settlement expense	1,755	97	900	-	-
Impairment of wealth management customer relationship intangible	-	-	-	2,872	-
Other expense	10,050	10,339	10,480	11,261	9,567
Total non-interest expense	69,550	58,634	63,233	60,426	48,828

Income before income taxes	5,460	10,282	10,066	2,376	5,942
Income tax (benefit) expense	(32,385)	3,909	3,903	983	2,193
NET INCOME BEFORE ATTRIBUTION OF NONCONTROLLING INTERESTS	37,845	6,373	6,163	1,393	3,749
Net income attributable to non-controlling interests	2,762	862	910	378	538
Net income attributable to Capital Bank Financial Corp.	$35,083	$5,511	$5,253	$1,015	$3,211

BASIC EARNINGS PER COMMON SHARE:	$0.76	$0.12	$0.12	$0.02	$0.07

DILUTED EARNINGS PER COMMON SHARE:	$0.75	$0.12	$0.12	$0.02	$0.07

CAPITAL BANK FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands, except per share data)

	September 30, 2012	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$94,406	$103,902	$87,637
Interest-bearing deposits with banks	367,796	125,110	611,137
Federal funds sold	-	8	11,189

Total cash and cash equivalents	462,202	229,020	709,963

Trading securities	-	759	637
Investment securities held to maturity	-	-	-
Investment securities available for sale	982,309	1,161,970	826,274

Loans held for sale	12,928	12,451	20,746

Loans, net of deferred loan costs and fees	4,059,284	4,178,564	4,281,717
Less: Allowance for loan losses	51,587	45,472	34,749

Loans, net	4,007,697	4,133,092	4,246,968

Other real estate owned	144,621	158,235	168,781
Indemnification asset	56,544	9,699	66,282
Receivable from FDIC	9,294	60,750	13,315
Premises and equipment, net	165,028	165,274	159,730
Goodwill	115,960	115,960	115,960
Intangible assets, net	23,370	24,407	26,692
Deferred income tax asset	170,293	140,652	140,047
Accrued interest receivable and other assets	86,932	91,615	90,985

Total Assets	$6,237,178	$6,303,884	$6,586,380

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$721,785	$734,605	$683,258
Negotiable order of withdrawal accounts	1,045,177	1,061,809	1,087,760
Money market	867,238	890,409	868,375
Savings	424,785	378,415	296,355
Time deposits	1,788,271	1,914,990	2,189,436

Total deposits	4,847,256	4,980,228	5,125,184

Federal Home Loan Bank advances	-	67,520	221,018
Short-term borrowings	41,694	49,717	54,533
Long-term borrowings	140,766	140,537	140,101
Accrued interest payable and other liabilities	57,331	48,199	54,634

Total liabilities	5,087,047	5,286,201	5,595,470

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	-	–
Common stock—Class A $0.01 par value: 200,000 shares authorized, 32,646, 20,334 and 20,028 shares issued and outstanding, respectively	326	203	200
Common stock—Class B $0.01 par value: 200,000 shares authorized, 23,198, 26,122 and 26,122 shares issued and outstanding, respectively	232	261	261
Additional paid in capital	1,073,073	901,296	890,627
Retained earnings	63,997	28,914	18,150
Accumulated other comprehensive income	12,503	10,399	7,167
Noncontrolling interest	-	76,610	74,505

Total shareholders’ equity	1,150,131	1,017,683	990,910

Total Liabilities and Shareholders’ Equity	$6,237,178	$6,303,884	$6,586,380

CAPITAL BANK FINANCIAL CORP.
 (Dollars and shares in thousands)

	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011

Non-owner occupied commercial real estate	$818,171	$849,820	$903,914
Other commercial construction and land	332,519	365,832	423,932
Multifamily commercial real estate	69,954	76,933	98,207
1-4 family residential construction and land	66,460	74,533	85,978
Total commercial real estate	1,287,104	1,367,118	1,512,031

Owner occupied commercial real estate	949,887	1,002,448	902,816
Commercial and industrial loans	518,386	473,592	467,047
Total commercial	1,468,273	1,476,040	1,369,863

1-4 family residential	737,179	762,886	818,547
Home equity loans	351,731	368,557	383,768
Other consumer loans	130,935	136,211	123,121
Total consumer	1,219,845	1,267,654	1,325,436

Other	96,990	80,203	95,133

Total loans	$4,072,212	$4,191,015	$4,302,463

Noninterest-bearing demand	$721,785	$734,605	$683,258
Negotiable order of withdrawal accounts	1,045,177	1,061,809	1,087,760
Money market	867,238	890,409	868,375
Savings	424,785	378,415	296,355
Time deposits	1,788,271	1,914,990	2,189,436
Total deposits	$4,847,256	$4,980,228	$5,125,184

CAPITAL BANK FINANCIAL CORP.
 (Dollars and shares in thousands, except per share data)

	As of or For the Quarter Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net loan charge-offs (recoveries)	$(344)	$1,744	$(483)	$1,024	$349
Allowance for loan losses	$51,587	$45,472	$40,608	$34,749	$18,982
Allowance for loan losses/ total loans	1.27%	1.08%	0.96%	0.81%	0.44%
Non-accrual loans	$11,192	$12,544	$7,021	$5,875	$4,716
Annualized net charge-offs/average loans	N/A	0.17%	N/A	0.14%	0.04%

Total interest-earning assets	$5,459,668	$5,520,236	$5,637,008	$5,789,911	$5,748,122
Other real estate owned	$144,621	$158,235	$169,433	$168,781	$152,509
Goodwill and intangibles, net of accumulated amortization	$139,330	$140,367	$141,551	$142,652	$144,374
Tax equivalent net interest margin	4.45%	4.60%	4.50%	4.33%	4.38%
Efficiency ratio	86.10%	77.64%	80.37%	75.92%	73.30%
Average diluted common shares outstanding	46,738	45,632	45,478	45,531	45,457
End of quarter common shares outstanding	55,844	46,457	46,457	46,150	46,150
Total equity	$1,150,131	$1,017,683	$1,001,135	$990,910	$987,242
Book value per common share	$20.60	$20.26	$19.93	$19.86	$19.73
Tangible book value per common share	$18.26	$17.69	$17.35	$17.25	$17.18
Tier 1 capital to average assets - Capital Bank, N.A .	12.0%	11.4%	10.8%	10.4%	13.8%
Tier 1 capital to risk weighted assets - Capital Bank, N.A.	17.4%	16.4%	16.1%	15.7%	16.0%
Total capital to risk weighted assets - Capital Bank, N.A.	18.8%	17.6%	17.2%	16.7%	16.5%
Total assets	$6,237,178	$6,303,884	$6,453,216	$6,586,380	$6,718,991

CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended September 30, 2012			Quarter Ended June 30, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,120,374	$65,031	6.28%	$4,210,746	$66,682	6.37%
Investments	982,750	4,025	1.63%	1,215,494	5,931	1.96%
Interest bearing deposits	280,164	181	0.26%	101,657	65	0.26%
Federal Home Loan Bank stock	39,224	460	4.67%	37,966	488	5.17%
Total interest earning assets	5,422,512	69,697	5.11%	5,565,863	73,166	5.29%
Non-interest earning assets	776,340			789,219
Total assets	$6,198,852			$6,355,082

Interest bearing liabilities:
Time	$1,857,122	$5,341	1.14%	$1,982,499	$5,335	1.08%
Money market	876,891	758	0.34%	902,334	1,000	0.45%
NOW	1,044,506	636	0.24%	1,069,756	691	0.26%
Savings	399,300	288	0.29%	360,347	276	0.31%
Total interest-bearing deposits	4,177,819	7,023	0.67%	4,314,936	7,302	0.68%
Short-term borrowings and FHLB advances	80,336	130	0.64%	132,517	317	0.96%
Long-term borrowings	135,893	1,951	5.71%	135,477	1,928	5.72%
Total interest bearing liabilities	4,394,048	9,104	0.82%	4,582,930	9,547	0.84%

Non-interest bearing deposits	722,987			722,929
Other liabilities	50,587			38,483
Shareholders’ equity	1,031,230			1,010,740
Total liabilities and shareholders’ equity	$6,198,852			$6,355,082

Net interest income and spread		$60,593	4.29%		$63,619	4.45%

Net interest margin			4.45%			4.60%

* Presented on a fully tax equivalent basis

CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended September 30, 2012			Quarter Ended September 30, 2011
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,120,374	$65,031	6.28%	$3,421,264	$57,620	6.68%
Investments	982,750	4,025	1.63%	905,618	5,851	2.56%
Interest bearing deposits	280,164	181	0.26%	589,843	501	0.34%
Federal Home Loan Bank stock	39,224	460	4.67%	31,612	154	1.93%
Total interest earning assets	5,422,512	69,697	5.11%	4,948,337	64,126	5.14%
Non-interest earning assets	776,340			556,999
Total assets	$6,198,852			$5,505,336

Interest bearing liabilities:
Time	$1,857,122	$5,341	1.14%	$2,075,175	$5,645	1.08%
Money market	876,891	758	0.34%	633,600	1,041	0.65%
NOW	1,044,506	636	0.24%	617,440	573	0.37%
Savings	399,300	288	0.29%	213,301	232	0.43%
Total interest-bearing deposits	4,177,819	7,023	0.67%	3,539,516	7,491	0.84%
Short-term borrowings and FHLB advances	80,336	130	0.64%	341,207	658	0.77%
Long-term borrowings	135,893	1,951	5.71%	109,228	1,357	4.93%
Total interest bearing liabilities	4,394,048	9,104	0.82%	3,989,951	9,506	0.95%

Non-interest bearing deposits	722,987			522,047
Other liabilities	50,587			27,056
Shareholders’ equity	1,031,230			966,282
Total liabilities and shareholders’ equity	$6,198,852			$5,505,336

Net interest income and spread		$60,593	4.29%		$54,620	4.21%

Net interest margin			4.45%			4.38%

* Presented on a fully tax equivalent basis

CAPITAL BANK FINANCIAL CORP.
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	YTD Ended September 30, 2012			YTD Ended September 30, 2011
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,195,229	$199,990	6.37%	$2,952,554	$136,636	6.19%
Investments	1,079,141	15,584	1.93%	777,674	15,731	2.70%
Interest bearing deposits	266,805	476	0.24%	638,566	1,799	0.38%
Federal Home Loan Bank stock	38,641	1,293	4.47%	29,888	386	1.73%
Total interest earning assets	5,579,816	217,343	5.20%	4,398,682	154,552	4.70%
Non-interest earning assets	789,630			526,769
Total assets	$6,369,446			$4,925,451

Interest bearing liabilities:
Time	$1,985,543	$16,141	1.09%	$1,945,403	$15,603	1.07%
Money market	892,059	3,057	0.46%	507,544	2,647	0.70%
NOW	1,065,208	2,152	0.27%	462,067	1,577	0.46%
Savings	356,267	831	0.31%	172,881	641	0.50%
Total interest-bearing deposits	4,299,077	22,181	0.69%	3,087,895	20,468	0.89%
Short-term borrowings and FHLB advances	143,215	937	0.87%	324,063	2,007	0.83%
Long-term borrowings	135,464	5,823	5.74%	91,398	3,356	4.91%
Total interest bearing liabilities	4,577,756	28,941	0.84%	3,503,356	25,831	0.99%

Non-interest bearing deposits	732,041			442,451
Other liabilities	46,194			34,417
Shareholders’ equity	1,013,455			945,227
Total liabilities and shareholders’ equity	$6,369,446			$4,925,451

Net interest income and spread		$188,402	4.36%		$128,721	3.71%

Net interest margin			4.51%			3.91%

* Presented on a fully tax equivalent basis

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions)

ADJUSTED NET INCOME

	For the Quarter Ended September 30, 2012	For the Quarter Ended June 30, 2012

Net income after tax	$37.8	$6.4
Adjustments
Tax Benefit	(34.0)	-
Legal and merger	1.5	0.4
Security Gains*	(3.0)	(0.6)
Non cash equity compensation*	2.6	2.6
Conversion and severance expense*	2.0	0.9
Extinguishment loss*	1.8	-
Adjusted net income	$8.7	$9.7

*Tax effected at an income tax rate of 39%

TANGIBLE BOOK
(In thousands, except per share data)
	As of September 30, 2012	As of June 30, 2012	As of March 31, 2012	As of December 31, 2011	As of September 30, 2011
Total shareholders' equity	$1,150,131	$1,017,683	$1,001,135	$990,910	$987,242
Less: Noncontrolling interest	-	(76,610)	(75,134)	(74,505)	(76,786)
Less: CBF proportional share of goodwill, core deposit intangibles, net of taxes(*)	(130,234)	(119,097)	(119,753)	(120,367)	(117,711)
Tangible book value	$1,019,897	$821,976	$806,248	$796,038	$792,745
Shares	55,844	46,457	46,457	46,150	46,150
Tangible book value per share(**)	$18.26	$17.69	$17.35	$17.25	$17.18
Pro Forma Adjustments	Estimated Range as of September 30, 2012 - Pending Finalization of Purchase Accounting		Estimated as of June 30, 2012
Incremental intangible impact of acquisition as of September 30, 2012	$(36,900)	$(26,000)
Impact of acquisition, initial public offering and reorganization as of June 30, 2012			$126,220
Pro forma tangible book value	$982,997	$993,897	$948,196
Shares	55,844	55,844	55,848
Pro forma tangible book value per share	$17.60	$17.80	$16.98

(*)Proportional share is calculated based upon our ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period. Pro forma proportional share is equal to 100%.

(**)Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

CONTACT:
Kenneth A. Posner
Chief of Investment Analytics
Phone: (704) 554-5901
E-mail: kenneth.posner@capitalbank-us.com